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                         SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                                   919 THIRD AVENUE
                            NEW YORK, NEW YORK  10022-9998
                                    (212) 758-9500




                                                  October 30, 1998

Prudential Municipal Series Fund
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102-4077

Ladies and Gentlemen:

          Prudential Municipal Series Fund (the "Fund") proposes to issue and sell an indefinite number of shares of beneficial interest, par value $.01 per share (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File No. 2-91216) (the "Registration Statement).

          We have, as counsel, participated in various corporate and other proceedings relating to the Fund and to the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Fund's Declaration of Trust and By-Laws, as amended to date and currently in effect, a certificate of good standing issued by the Secretary of the Commonwealth of Massachusetts, dated October 29, 1998, an opinion of Sullivan and Worcester LLP and other documents relating to its organization and operation. We have also reviewed the Registration Statement and the documents filed as exhibits thereto. We are generally familiar with the business affairs of the Fund.

          Based upon the foregoing, it is our opinion that:

          1. The Fund is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

          2. The Fund is authorized to issue an unlimited number of Shares. The Shares registered pursuant to the Registration Statement have been duly and validly authorized by all requisite action of the Trustees of the Fund, and no action of shareholders of the Fund is required in such connection.

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Prudential Municipal Series Fund
October 30, 1998
Page 2

          3. Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof, and not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable. However, we note that as set forth in the Registration Statement, the Fund's shareholders may, under certain circumstances, be subject to assessment at the instance of creditors to pay the obligations of the Fund in the event its assets are insufficient for the purpose.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. Insofar as any opinion expressed herein involves the laws of the Commonwealth of Massachusetts, we have relied on the opinion of Sullivan & Worcester LLP referenced above and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Worcester LLP.

                                        Very truly yours,

                                        /s/ Swidler Berlin Shereff Friedman, LLP

                                        Swidler Berlin Shereff Friedman, LLP


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